Exhibit to Item 77Q1(e)
Copies of Any New or Amended Registrant Investment Advisory
Contracts

On December 5, 2013, the Board of Trustees of RBC Funds Trust approved the Investment Sub-Advisory Agreement between RBC Global Asset Management (U.S.) Inc. and RBC Global Asset Management (UK) Limited ("RBC GAM UK") appointing RBC GAM UK as sub-adviser to the RBC Emerging Markets Equity Funds. A copy of the Agreement is incorporated by reference to Exhibit (d)(11) of Post-Effective Amendment No. 57 to the Registration Statement filed with the SEC via EDGAR on December 20, 2013. (Accession No, 0000897101-13-001940).